                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                  Exchange Act of 1934 (Amendment No.        )

    Filed by the Registrant |X|

    Filed by a Party other than the Registrant |_|

    Check the appropriate box:

    |X| Preliminary Proxy Statement

    |_| Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))

    |_| Definitive  Proxy  Statement

    |_| Definitive  Additional  materials

    |_| Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                               RIDDELL SPORTS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    |X| No fee required

    |_| Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction.

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    |_| Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                               RIDDELL SPORTS INC.
                         50 East 42nd Street, Suite 1808
                            New York, New York 10017

DEAR FELLOW STOCKHOLDER:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Riddell to be held on Tuesday, May 16, 2000, at 11:30 a.m. (Eastern Daylight Time) at the 14th Floor Board Room at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

For the reasons set forth in the accompanying proxy statement, your Board of Directors unanimously recommends that you vote for:

    1. Management's nominees for directors;

    2. Amending Riddell's certificate of incorporation;

    3. Appointing Grant Thornton LLP as Riddell's independent auditors; and

    4. Such other business as may properly come before the meeting.

In order to ensure that your shares are represented at the meeting, I urge you to promptly date, sign and mail the enclosed proxy using the enclosed addressed envelope, which needs no postage if mailed in the United States. You may withdraw or revoke your proxy at any time prior to the Annual Meeting.

                                           Very truly yours,



                                           Robert E. Nederlander
                                           Chairman of the Board

Dated: April ____, 2000

                               RIDDELL SPORTS INC.
                         50 East 42nd Street, Suite 1808
                            New York, New York 10017

                        ---------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000

                        ---------------------------------


Dear Fellow Stockholder of Riddell Sports Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Riddell will be held on Tuesday, May 16, 2000, at 11:30 a.m. (Eastern Daylight Time) at the 14th Floor Board Room at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, for the purpose of considering and voting upon the following proposals:

    1. The election of directors;

    2. To approve the amendment of Riddell's certificate of incorporation, which amendment would provide Riddell with the ability to issue "blank check" preferred stock;

    3. To ratify the appointment of Grant Thornton LLP as Riddell's independent auditors for the calendar year ending December 31, 2000; and

    4.  Such other business as may properly come before the meeting.

    The close of business on April 10, 2000 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof, and only stockholders of record on such date are entitled to notice of and to vote at the meeting.

                                By Order of the Board of Directors

                                Robert E. Nederlander
                                Chairman of the Board

Dated: April ____, 2000

    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE SIF MAILED WITHIN THE UNITED STATES. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               RIDDELL SPORTS INC.

                          ----------------------------

                           PRELIMINARY PROXY STATEMENT

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                -------------------------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

    This preliminary proxy statement is solicited on behalf of the Board of Directors of Riddell Sports Inc. for use at the Annual Meeting of Stockholders of Riddell to be held on Tuesday, May 16, 2000, at 11:30 a.m. (Eastern Daylight
Time) at the 14th Floor Board Room at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, and at any adjournment or postponement thereof (the "Annual Meeting"). The purposes for which the Annual Meeting is to be held are set forth in the Notice of Meeting on the preceding page. It is anticipated that the final proxy statement and the proxies solicited thereby will first be sent or delivered to stockholders on or about April 14, 2000.

Revocability and Voting of Proxies

    The proxy may be revoked by the stockholder at any time prior to its use by Riddell by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of Riddell at Riddell's office or at the Annual Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. Otherwise, the proxy will be voted in the manner specified on the proxy.

    Each of the three proposals for which proxies are being solicited are considered "discretionary" proposals, which means that brokers who hold shares of common stock in "street name" for customers are authorized to vote on such proposals on behalf of their customers unless expressly advised to the contrary. In the event of a broker non-vote with respect to any issue coming before the Annual Meeting arising from the absence of required authorization by the beneficial owner to vote as to that issue, the proxy will be counted as present for purposes of determining the existence of a quorum to conduct the meeting, but will not be deemed as present and entitled to vote as to that issue for purposes of determining the total number of shares of which a plurality or majority (depending upon the issue) is required for adoption. Abstentions, being shares present, entitled to vote and affirmatively not voted are counted for determining a quorum and have the same effect as a "no" vote.

Record Date and Share Ownership

    At the close of business on April 10, 2000, _________ shares of our common stock, $.01 par value, were outstanding and eligible to vote at the Annual Meeting. Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. Only stockholders of record at the close of business on April 10, 2000 are entitled to notice of and to vote at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2000 pertaining to ownership of Riddell's common stock by persons known to Riddell to own 5% or more of Riddell's common stock and common stock owned beneficially by each director and named executive officer of Riddell and by directors and named executive officers of Riddell as a group.

    The information contained herein has been obtained from Riddell's records, or from information furnished directly by the individual or entity to Riddell made by such persons with the U.S. Securities and Exchange Commission.


                                                     Shares Owned Beneficially     Percent of Common Stock
                                                     -------------------------     -----------------------
Robert E. Nederlander                                       5,331,347(1)                      52%
810 Seventh Avenue
New York, NY 10019

David M. Mauer                                                480,645(2)                     4.9%
c/o Riddell Sports Inc
50 East 42nd Street, Suite 1808
New York, NY 10017

Jeffrey G. Webb                                             1,225,970(3)                    12.9%
c/o Varsity Spirit Corporation
2525 Horizon Lake Drive
Memphis, TN 38133

David Groelinger                                               87,250(4)                    *
c/o Riddell Sports Inc.
50 East 42nd Street, Suite 1808
New York, NY 10017

Leonard Toboroff                                            1,303,585(5)                    13.9%
c/o Riddell Sports Inc.
50 East 42nd Street, Suite 1808
New York, NY 10017

Don R. Kornstein                                               50,000(6)                    *
c/o Riddell Sports Inc.
50 East 42nd Street, Suite 1808
New York, NY 10017

John McConnaughy, Jr                                        1,038,937(7)                    11.1%
c/o JEMC Corp.
1011 High Ridge Road
Stamford, CT 06905

Glenn E. "Bo" Schembechler                                     37,500(6)                    *
c/o Riddell Sports Inc.
50 East 42nd Street, Suite 1808
New York, NY 10017


Arthur N. Seessel, II                                          15,000(6)                    *
c/o Seessel's Supermarkets
1745 Union Avenue
Memphis, TN 38104

W. Kline Boyd                                                  94,985(8)                     1.0
c/o Varsity Spirit Corporation
2525 Horizon Lake Drive
Memphis, TN 38133

All officers and directors as a group                       5,616,082                       53.6%
(10 individuals)

Angelo, Gordon & Co., L.P.                                  1,395,000(9)                    13.0
245 Park Avenue, 26th Fl
New York, NY 10167

Dimensional Fund Advisors Inc.                               490,308(10)                     5.3
1299 Ocean Ave., 11th fl
Santa Monica, CA 90401


* Less than 1%

(1) Of the 5,331,347 shares beneficially owned by Mr. Nederlander: (A) 1,252,210 shares are owned by Mr. Nederlander directly or through entities controlled by him having dispositive power over these shares 37,500 of these 1,252,210 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of March 1, 2000; 646,037 of such 1,252,210 shares are subject to a voting trust expiring May 29, 2001 pursuant to which Robert Nederlander is voting trustee and has sole voting power (except to the limited extent described in Note 6 below) and (B) an additional 4,079,137 shares are beneficially owned by Mr. Nederlander as voting trustee under the voting trust and pursuant to a shareholders' agreement to which Mr. Nederlander and some of the other officers and directors of Riddell and their affiliates are parties. Under Rule 13-d of the Securities Exchange Act of 1934, Mr. Nederlander is deemed to beneficially own the shares of stock subject to the voting trust and the stockholders' agreement. The stockholders' agreement terminates upon the earliest of May 28, 2001, or the death of Mr. Nederlander, or the date of the transfer of shares subject to the stockholders' agreement (other than to certain parties) as to the shares transferred.

(2) The shares of common stock beneficially owned by Mr. Mauer are subject to the stockholders' agreement and 422,500 of these shares are issuable in connection with options granted under Riddell's 1991 Stock Option Plan and the warrant that are exercisable currently or within 60 days of March 1, 2000.

(3) The shares of common stock beneficially owned by Mr. Webb are subject to the stockholders' agreement and 389,843 of these shares underlie options granted under Riddell's 1997 Stock Option Plan that are exercisable currently or within 60 days of March 1, 2000.

(4) Includes 78,750 shares underlying that portion of an option granted under Riddell's 1991 Stock Option Plan that is exercisable within 60 days of March 1, 2000.

(5) The shares of common stock beneficially owned by Mr. Toboroff are subject to the stockholders' agreement and 37,500 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of March 1, 2000.

(6) Represents shares underlying options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of March 1, 2000.

(7) Of the shares of common stock beneficially owned by Mr. McConnaughy: (A) 484,530 are subject to the voting trust; (B) 554,407 are subject to the stockholders' agreement and (C) 37,500 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of March 1, 2000. Mr. McConnaughy has pledged his interest in 989,155 shares of Riddell's common stock to financial institutions to secure loans. The voting trust provides that if Mr. McConnaughy defaults on the loan pursuant to which the pledge was made, the voting restrictions are removed from the pledged shares.

(8) Includes 61, 990 shares underlying that portion of an option granted under Riddell's 1997 Stock Option Plan that is exercisable within 60 days of March 1, 2000.

(9) Based on a Schedule 13G filed February 13, 1997, Angelo, Gordon & Co., L.P. may be deemed to be the beneficial owner of 1,395,000 shares as a result of voting and dispositive powers it holds with respect to $1,000,000 principal amount of Riddell's 4.10% Convertible Subordinated Note due November 1, 2004 (the "Notes") convertible at $5.3763 per share into 186,000 shares of Riddell's common stock held for its own account and $6,500,000 principal amount of Notes convertible into 1,209,000 shares of common stock which it holds for the account of private investment funds for which it acts a general partner and/or investment advisor or investment manager.

(10) Based on a Schedule 13G filed February 4, 2000, Dimensional Fund Advisors Inc. may be deemed to be the beneficial owner of 490,308 shares.


              ELECTION OF DIRECTORS AND LIST OF EXECUTIVE OFFICERS

    In the absence of contrary instructions, the proxy will be voted for the election of Don R. Kornstein, David M. Mauer, John McConnaughy, Jr., Robert E. Nederlander, Glenn E. "Bo" Schembechler, Leonard Toboroff , Jeffrey G. Webb and Arthur N. Seessel, III to serve as members of the Board of Directors until the next Annual Meeting of Stockholders or until their respective successors shall have been elected and shall have qualified.

    In accordance with the agreements entered into in connection with Riddell's acquisition of Varsity in 1997, Riddell's Board of Directors increased the number of its members from seven to eight and agreed to nominate Mr. Webb and his designee to become members of the Board for the three-year period commencing at the effective time of the acquisition of Varsity and terminating on the third anniversary of such date or upon earlier termination of Mr. Webb's employment. Mr. Webb, who was elected a member of Riddell's Board at last year's Annual Meeting of Stockholders and is its Vice Chairman, has named Arthur N. Seessel, III to serve on Riddell's Board as his designee.

    If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their best judgment. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting for the election of directors. Directors hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

    Information with respect to the nominees and the executive officers of Riddell is set forth below as of March 1, 2000 and is based upon the records of Riddell and information furnished to it by the nominees and executive officers. See "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to the Common Stock owned by the nominees.


                                                                                            Has Served as
Name                             Age    Position with Riddell                               Director since
----                             ---    ---------------------                               --------------
Directors:

Robert E. Nederlander (1)        67     Chairman of the Board                               April 1988

David M. Mauer (1)               51     Director, President and Chief Executive Officer     September 1993


Jeffrey G. Webb (1) (2)          49     Chief Operating Officer and Vice Chairman of the    June 1997
                                        Board

Leonard Toboroff (1)             67     Director and Vice President                         April 1988

Don R. Kornstein                 48     Director                                            April 1995

John McConnaughy, Jr. (1)        71     Director                                            September 1989

Glenn E. "Bo" Schembechler       70     Director                                            September 1991

Arthur N. Seessel, III(2)        61     Director                                            February 1999

Other Executive Officers

David Groelinger                 49     Executive Vice President and Chief Financial
                                        Officer

W. Kline Boyd                    46     Senior Vice President and General Manager of
                                        Riddell's Varsity Spirit Fashions Unit

--------------------
(1) Messrs. Nederlander, Mauer, Webb, Toboroff and McConnaughy and certain entities controlled by them, are parties to a stockholders' agreement that requires the parties thereto to vote the shares of Riddell's common stock owned by them directly and beneficially in the same manner as does Mr. Nederlander and for the election of Mr. Webb and his designee as members of our Board of Directors during the term of Mr. Webb's employment agreement. See "Employment Agreements and Change of Control Arrangements." In addition, the stockholders' agreement generally provides that the voting restrictions are terminated when a party transfers his shares. The stockholders' agreement expires on the earlier of May 28, 2001 or upon Mr. Nederlander's death.

(2) In accordance with the agreements entered into in connection with Riddell's acquisition of Varsity in 1997, our Board of Directors increased the number of its members from seven to eight and agreed to nominate Mr. Webb and his designee to become members of the Board for the three-year period commencing at June 1997 and terminating on the third anniversary of such date or upon earlier termination of Mr. Webb's employment. Mr. Webb, who was elected a member of our Board at our 1998 annual meeting of stockholders and is our Vice Chairman, has named Arthur N. Seessel, III to serve on our Board as his designee.

    Set forth below is biographical information regarding each director and executive officer of Riddell based on information supplied by them.

    Robert E. Nederlander. Mr. Nederlander has been Chairman of the Board of Riddell since April 1988 and was Riddell's Chief Executive Officer from April 1988 through April 1, 1993. Mr. Nederlander has been President and/or a Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of live theaters. Since December 1998 Mr. Nederlander has been a co-managing member of the Nederlander Company LLC, an operator of live theaters outside of New York City. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc. and Chairman of the Board since January 1988 of Mego Financial Corporation. Mr. Nederlander was a director of Mego Mortgage Corporation from December 1996 until June 1998. Mr. Nederlander became Chairman of the Board of Allis-Chalmers Corp. in May 1989; from 1993 through October 1996 he was Vice Chairman, and thereafter he remained solely a director. In 1995, Mr. Nederlander became a director of HFS Incorporated, which recently merged into Cendant Corporation. In October 1996 Mr. Nederlander became a director of News Communications, Inc., a publisher of community-oriented free circulation newspapers.

    David M. Mauer. Mr. Mauer became Riddell's Chief Executive Officer on April 1, 1993, succeeding Mr. Nederlander. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In 1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc. Mr. Mauer is also a director of the National Center for Missing and Exploited Children.

    Jeffrey G. Webb. Mr. Webb has been the Vice Chairman of the Board since Varsity was acquired by Riddell in June 1997. Mr. Webb became Riddell's Chief Operating Officer in October, 1999. Prior to the Varsity acquisition, Mr. Webb was Chairman of the Board, President and Chief Executive Officer of Varsity Spirit Corporation since its formation in 1974.

    David Groelinger. In March of 1996, Mr. David Groelinger was appointed Riddell's Chief Financial Officer, and in June 1996 our Executive Vice President. From 1994 to 1995 he was a member of the Board of Directors, Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc., which owned and operated a major international cruise line. Prior to 1994 Mr. Groelinger served in various senior financial capacities during his twelve years at Chiquita Brands International, Inc. In 1990, he was promoted to Vice President reporting to the Chiquita's President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

    Leonard Toboroff. Mr. Toboroff has been Vice President of Riddell since April 1988. Since May 1989, Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a practicing attorney since 1961 and from January 1, 1988 to December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to Riddell from April 1988 through February 1993. He has been a Director since August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive Officer from May through July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts, since September 1992. He has been a director of Engex, Inc. and director of Saratoga Springs Beverage Co. since 1993, and a director of Hi Rise Recycling since March 1999.

    Don R. Kornstein. Mr. Kornstein was a member of the Board of Directors, Chief Executive Officer and President of Jackpot Enterprises, Inc. from September 1994 through February 2000. Prior to this Mr. Kornstein was a Senior Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994. Mr. Kornstein has been a director of Riddell since April 1995.

    John McConnaughy, Jr. Mr. McConnaughy has been Chairman and Chief Executive Officer of JEMC Corp. since 1988. Mr. McConnaughy is the Chairman of the Board of the Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code on January 13, 1999. The Excellence Group's subsidiaries produced labels for a variety of customers. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International Corp. ("Peabody"). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp. when it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of DeVlieg Bullard Inc., Mego Financial Corporation, Levcor International, Inc. and Wave Systems, Inc. He has been a director of Riddell since September 1989.

    Glenn E. "Bo" Schembechler. Mr. Schembechler was President of the Detroit Tigers from January 1990 through August 1992 and a member of the Tigers Board of Directors from 1989 through 1990. He is also a Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989. He has been a director of Riddell since September 1991.

    Arthur N. Seessel, III. Mr. Seessel was the Chief Executive Officer of Seessel Holdings Inc., a supermarket chain located in Memphis, Tennessee, until the company was sold in 1996. Mr. Seessel currently serves as a consultant to Albertson's Inc. and is a member of the Board of Directors of Red River Bankshares and Auto Radio Inc. He has been a director of Riddell since February 1999.

    W. Kline Boyd. Mr. Boyd has been Senior Vice President and General Manager - Varsity Spirit Fashions since March 1989, a date which precedes the June 1997 acquisition of Varsity. Mr. Boyd has been a member of the Board of Directors of Boyd & McWilliams Energy Group, Inc. since 1978 and has been a member of the Board of Directors of Smith Oil Company, Inc. since 1988.

                                      * * *

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

                     VOTE "FOR" THE NOMINEES FOR DIRECTORS.

                                      * * *

                STRUCTURE AND COMPENSATION OF BOARD OF DIRECTORS

Directors' fees and board meeting attendance

    Directors who are not officers of Riddell received a fee in 1999 of $20,000 per annum. In 1999, directors who were members of the Audit and Compensation Committees of the Board (Messrs. McConnaughy, Kornstein, Schembechler and Seessel) were also each paid an aggregate additional amount of $5,000 per annum for their Committee memberships.

    During 1999, Messrs. Nederlander, Toboroff, McConnaughy, Kornstein and Schembechler were each granted an option to purchase up to 7,500 shares of Riddell's common stock at an exercise price of $3.125 per share and Mr. Seessel was granted an option to purchase up to 15,000 shares of Riddell's common stock at an exercise price of $6.50 per share. These grants were pursuant to provisions of the 1991 and 1997 Stock Option Plans which provide for fixed automatic grants of options to eligible directors as described below under "General Description of 1997 Stock Option Plan." In 1999, Messrs. Nederlander, McConnaughy, Toboroff and Schembechler each received a payment of $16,875 in exchange for the surrender of stock options granted to them in 1994 for 15,000 shares each, at an exercise price of $2.625. The payment was computed based on the "in the money" value of the options at the time of the payments.

    See "Summary Compensation Table" and "Options Granted in 1999" for a discussion of compensation paid to Mr. Mauer, a director and Riddell's Chief Executive Officer and Mr. Webb, Riddell's Vice Chairman and Chief Operating Officer.

    Riddell has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with service on the Board. In addition, Riddell maintains an insurance policy insuring our directors and officers against such liabilities.

    During calendar year ended December 31, 1999, there were four meetings of the Board of Directors. One meeting was attended by all of the members of the Board of Directors, one meeting was attended by all of the members other than Mr. Schembechler, one meeting was attended by all of the members other than Mr. Webb and one meeting was attended by all of the members other than Mr. McConnaughy.

Committee structure and meetings

    The Board of Directors maintains an Executive Committee consisting of Mr. Nederlander, the Committee's Chairman, Mr. Mauer, Mr. Toboroff and Mr. Webb. Under Riddell's bylaws the Executive Committee has the power of the full Board. The Executive Committee did not hold any meetings in 1999.

    The Board of Directors also maintains a Compensation Committee comprised in 1999 of Messrs. McConnaughy, Schembechler, Seessel and Kornstein. Mr. Kornstein was Chairman of the Committee in 1999. None of these individuals has ever been an officer of Riddell. The Compensation Committee reviews and establishes the cash and non cash compensation of key employees and recommends grants of options under Riddell's 1991 Stock Option Plan and 1997 Stock Option Plan. It considers recommendations of management and, when it deems appropriate, the advice of outside experts in connection with these determinations. The Compensation Committee had one meeting, which was attended by all of the members of the Compensation Committee.

    The Board of Directors has established an Audit Committee which in 1999 consisted of Messrs. McConnaughy, Schembechler, Seessel and Kornstein. Mr. Kornstein was Chairman of the Committee in 1999. No member of the Audit Committee has ever been an officer of Riddell. The Audit Committee reviews Riddell's internal controls and the objectivity of our financial reporting and the scope and results of the auditing engagement. It meets with appropriate Riddell financial personnel and independent public accountants in connection with these reviews. The auditors have access to such Committee at any time. The Audit Committee had one meeting in 1999 which was attended by all of the members of the Audit Committee.

    The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board following the Annual Meeting and until their respective successors are elected and qualified. Each committee elects its own Chairman.

                            SECTION 16(a) DISCLOSURE

    Riddell believes, based solely on its review of the copies of the Forms 3, 4 and 5 required to be filed with Riddell pursuant to Section 16(a) of the Exchange Act by its officers, directors and beneficial owners of more than 10% of Riddell's Common Stock ("insiders"), that during the fiscal year ended December 31, 1999, all filing requirements applicable to its insiders were complied with.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

General

    After consultation with supervising management, the Compensation Committee of the Board of Directors determined the cash compensation of, and recommended for full Board approval grants of incentive stock options to, senior executive officers for 1999. Messrs. Nederlander, Mauer, Toboroff and Webb are senior executive officers and members of the Board of Directors of Riddell and do not vote on matters concerning their own compensation.

Compensation Philosophy

    The executive compensation philosophy of the Board of Directors and its Compensation Committee (which is intended to apply to all Company management, including its Chief Executive Officer) is to provide competitive levels of compensation, provide incentives to management, reward above average corporate performance, and assist Riddell in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Board of Directors believes is consistent with others in Riddell's industry and at a level that will aid in attracting and retaining qualified management. The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

    The components of executive officer compensation are designed to meet Riddell's compensation policies. Presently, the program contains two elements:
1) base salary (plus benefits customarily paid to employees, such as insurance) and 2) incentive compensation, consisting of cash (bonus) and non-cash (stock options and stock grants) incentive compensation.

    Riddell from time to time has consulted with executive compensation experts to assist it in evaluating and establishing appropriate cash and noncash compensation for key employees and directors, and may do so in the future.

Chief Executive Compensation

    In 1993, in order to induce Mr. Mauer, Riddell's Chief Executive Officer, to join Riddell and become a member of its Board of Directors, Riddell entered into an employment agreement with Mr. Mauer containing a compensation package including salary, stock options and an annual bonus described in "Employment and Consulting Agreements." Mr. Mauer's initial compensation was determined after the Board reviewed compensation paid to similarly qualified Chief Executive Officers in the competitive marketplace.

    In determining Mr. Mauer's salary and stock option award for 1999, the Compensation Committee reviewed the significant improvement in the Company's overall operating results from prior years and the complex changes in its business required to achieve these results. In 1999, Riddell was profitable before taxes for the first time since 1996, demonstrating Mr. Mauer's successful integration of the operations of Riddell and Varsity Spirit Corporation, which was acquired in 1997, and the benefits from actions taken under Mr. Mauer's direction late in 1998 to reduce costs and improve profitability. In 1999, income before taxes increased $7.4 million, from a $7.1 million loss in 1998 to a profit before taxes of $0.3 million in 1999. In 1997, Riddell and Varsity had reported a loss before taxes of $6.3 million on a pro forma combined basis., Additionally, Mr. Mauer has lead the Company into an internet strategy that the Board believes has the potential to accelerate top and bottom line growth. The Compensation Committee also considered that in 1998, at Mr. Mauer's request, it had postponed any action to change Mr. Mauer's salary for one year.

Compensation of Other Executive Officers

    Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position and the experience, qualifications and talents of the individual relevant to his or her position and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable public companies. Salary adjustments are, generally, discretionary and determined by evaluating management's recommendations, the competitive marketplace, the performance of Riddell, the performance and overall contribution of the executive and any increased responsibilities assumed by the executive.

    In order to induce qualified individuals to join Riddell and continue their employment, Riddell has granted certain senior executive officers guaranteed signing bonuses in fixed amounts as well as bonuses for the first year of employment.

    In determining the size of an executive's annual bonus, if any, the Committee compares performance of the division in which the executive works to Riddell's business plan for that division in that year, the contribution of the individual to the performance of that division, and the individual's performance against agreed-upon goals developed by the employee with senior management. For 1997, in recognition of extra services required to complete the Varsity acquisition and facilitate the integration of the two companies, the Compensation Committee selectively awarded bonuses to members of senior management based upon their contribution to identifying Varsity as an acquisition candidate, negotiating the acquisition and determining and implementing the initial post-acquisition strategic redirection of the combined companies.

    After reviewing recommendations of supervising management, in 1999 the Compensation Committee recommended grants of stock options to certain employees and executive officers. In keeping with the philosophy of the Board of Directors, options generally vest over a period of years. It is the philosophy of the Board of Directors that stock options should be awarded primarily to key employees of Riddell and its subsidiaries and members of its Board of Directors to promote the long-term interest in the welfare of Riddell and assist in the retention of such employees, and that stock options should be awarded on an intermittent basis in furtherance of this philosophy.

    In accordance with rules of the Securities and Exchange Commission (the "Commission"), the Executive Compensation Philosophy of the Board is not intended to be "filed" or "soliciting material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated by reference into any other filing by Riddell with the Commission.

                                                 Compensation Committee of

                                                 The Board of Directors

                                                 Don R.  Kornstein
                                                 John McConnaughy, Jr.
                                                 Glenn E. Schembechler
                                                 Arthur N. Seessel, III

                           SUMMARY COMPENSATION TABLE

    The table below sets forth the cash compensation paid to or accrued for Riddell's Chief Executive Officer and its five other most highly paid executive officers in 1999 for services rendered in all capacities to Riddell and its subsidiaries during the fiscal years ended December 31, 1999, 1998 and 1997.



                                                                                             Long Term
                                          Annual Compensation                           Compensation Awards
                            ----------------------------------------------------------------------------------
                                                                         Other
                                                                         Annual
                                                                         Compen
Name and Principal                                                       -sation    Securities      All Other
------------------                                                       -------    Underlying      Compen-
Position                    Year              Salary         Bonus (1)   (2)        Options(3)      sation (4)
--------                    ----              ------         ---------   ---        ----------      ----------
Robert E.                   1999             $215,871                -      -           7,500              -
Nederlander                 1998              196,160                -      -           7,500              -
Chairman of the Board       1997              189,511         $ 50,000      -           7,500              -

David M. Mauer              1999             $579,792                -      -          40,000         $  960
Chief Executive             1998              575,000                -      -          40,000          1,000
Officer                     1997              550,000         $ 60,000      -          50,000          4,750

Jeffrey G. Webb             1999             $378,125         $175,500(6)   -          35,000              -
Chief Operating             1998              375,000          207,090(6)   -          35,000              -
Officer                     1997              200,914(5)       133,380(6)   -         397,760(5)           -

David Groelinger            1999              221,692                -      -          15,000              -
Chief Financial Officer     1998              220,385                -      -          15,000         $1,000
and Executive Vice          1997              195,977         $ 50,000      -          20,000          4,302
President since March
7, 1996

W. Kline Boyd               1999             $195,000         $ 18,773(6)              20,000              -
Senior Vice President,      1998              152,500           22,153(6)              20,000         $  252
Varsity Spirit Fashions     1997              150,000           14,268(6)              66,990            244
division

---------------------------

(1) The compensation committee has indicated an intent to award bonuses for 1999 but has not determined the amount of individual bonuses. Accordingly, bonus information for 1999 only includes bonuses related to the stock grants discussed in note 6 below. Riddell anticipates that there will be cash bonuses awarded to some or all of the named executives relating to 1999.

(2) Other perquisites and other personal benefits paid for the named executive officers are omitted from the table as permitted by the rules of the U.S. Securities and Exchange Commission because they aggregated less than the lesser of $50,000 and 10% of the total annual salary and bonus set forth in the columns entitled, "Salary" and "Bonus" for each named executive officer.

(3) These options were issued under Riddell's 1991 Stock Option Plan or 1997 Stock Option Plan.

(4) Represents Riddell's contribution to a 401(k) plan on behalf of the employee.

(5) Pursuant to an employment agreement between Riddell and Mr. Webb effective in June 1997 which provides for an annual base salary of $375,000 and certain stock options to be granted in 1997. See "Employment Agreements and Change of Control Arrangements."

(6) Includes unrestricted stock awards of Riddell's common stock. The stock awards to Mr. Webb for 1999, 1998 and 1997 were for 41,600, and 20,800 shares valued at $130,000, $153,400 and $98,000, respectively. The stock awards to Mr. Boyd for 1999, 1998 and 1997 were for 4,450, 4,450 and 2,225 shares valued at $13,906, $16,409 and $10,569, respectively. The value of the awards is based on the quoted market prices on the day the awards were granted which were $3.13, $3.69 and $4.75 per share for the 1999, 1998 and 1997 awards, respectively.

                             OPTIONS GRANTED IN 1999

    The following table sets forth information concerning individual grants of stock options made during 1999 to each named executive officer listed below pursuant to Riddell's 1991 and 1997 Stock Option Plans


                              Number of     % of Total                                             Potential Realizable
                             Securities      Options                                                 Value at Assumed
                             Underlying     Granted to        Exercise                            Annual Rates of Stock
                               Options     Employees In       Price Per        Expiration         Price Appreciation for
Name                           Granted      Fiscal Year         Share             Date                Option Term (1)
----                           --------     -----------         -----             -----               ---------------
                                                                                                     5%            10%
                                                                                                    ----           ----
Robert                           7,500          2%              $3.13           5/20/2009         $14,740        $37,353
Nederlander (2)

David M. Mauer (3)              40,000         11%              $3.13           5/20/2009          78,612        199,218

Jeffrey Webb (3)                35,000         10%              $3.13           5/20/2009          68,785        174,316

David Groelinger (3)            15,000          4%              $3.13           5/20/2009          29,479         74,707

W. Kline Boyd (4)               20,000          6%              $3.13           5/20/2009          39,306         99,609


-----------------------

(1) Based upon the per share market price on the date of grant and an annual appreciation of such market price at the rate stated in the table through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the common stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code and any applicable state laws.

(2) This option was granted pursuant to provisions of the 1991 Stock Options Plan which provides for annual fixed automatic grants of options to certain eligible directors. The option is fully exercisable commencing May 20, 2001 through May 20, 2009. In the event Mr. Nederlander's Board membership terminates, generally, other than for cause, the option becomes fully exercisable for 90 days. The option terminates if Mr. Nederlander's Board membership terminates for cause.

(3) This option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event the employee's employment is terminated by Riddell, generally, other than for cause, this stock option becomes fully exercisable for one year. The option fully vests immediately upon a change in control.

(4) This option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event the employee's employment is terminated by Riddell, generally, other than for cause, the stock option remains exercisable for 90 days to the extent of any underlying shares which were vested on the termination date.


                        STOCK OPTIONS HELD AT END OF 1999

    The following table indicates the total number of exercisable and unexercisable stock options held by each named executive officer listed below on December 31, 1999. No options to purchase Riddell's Common Stock were exercised by any of these individuals during 1999. On December 31, 1999, the last sale Tprice of the Common Stock on the American Stock Exchange was $3.438 per share.


                                          Number of Securities Underlying             Value of Unexercised in-the-Money
                                     Unexercised Options at December 31, 1999           Options at December 31, 1999
                                     ----------------------------------------           ----------------------------
Name                                        Exercisable         Unexercisable         Exercisable          Unexercisable
----                                        -----------         -------------         -----------          -------------
Robert Nederlander                               37,500                 7,500             $21,563                 $2,344
David M. Mauer                                  422,500               107,500              74,125                 12,500
Jeffrey G. Webb                                 389,843                77,917                 ---                 10,938
David Groelinger                                 62,500                52,500                 ---                  4,688
W. Kine Boyd                                     61,990                45,000                ----                  6,250


            EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    In June 1992, Riddell entered into an employment agreement with each of Messrs. Nederlander and Toboroff. Each agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until the death or disability of the employee. The agreements are immediately terminable by Riddell for cause (as defined therein). Bonuses are at the discretion of the board. Each agreement provides a base salary of $162,500 which may be increased in the discretion of the board, provided that in any event each year the salaries are increased at least by the percentage increase in the Consumer Price Index. Each agreement provides that in the event Riddell terminates the employee's employment, generally, other than for cause, the employee will receive his full salary through the end of the term of his agreement and annual bonuses for the remainder of the term equal to the average of the annual bonuses awarded to the employee prior to termination. Each agreement acknowledges that the employee will devote time and provide services to entities other than Riddell.

    In April 1993, Riddell entered into an employment agreement with Mr. Mauer. The agreement, as amended in 1994, provides an annual base salary in such amount in excess of $400,000 as the Board of Directors may determine from time to time. The agreement provides for the years subsequent to 1993, that the Board of Directors and Mr. Mauer establish target bonuses based upon measures to be agreed upon before the beginning of each calendar year, and that Mr. Mauer's bonus will be a percentage, not to exceed 100%, of his base salary based upon the percent of the targets achieved. The agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until Mr. Mauer's death or disability. The agreement is immediately terminable for cause, as defined in Mauer's agreement. Mr. Mauer was granted an option for ten years to acquire 300,000 shares of Riddell's common stock pursuant to the Agreement at an average price of $3.63 per share. In the event Mr. Mauer's employment is terminated, generally, other than for cause, Mr. Mauer will receive his salary for a period of three years plus a pro rata portion of the bonus earned through the date of termination, and his options become fully exercisable for one year.

    In connection with the acquisition of Varsity Spirit Corporation, Riddell entered into an employment agreement with Mr. Webb effective June 1997. Under the provisions of such agreement Mr. Webb serves as Vice Chairman of the Board of Directors as well as Chief Operating Officer of Riddell. Mr. Webb is entitled to a base salary of no less than $375,000 per year and is eligible to participate in those bonus arrangements which are made available to other senior officers of Riddell at a target level of 40% of his base salary. Pursuant to his employment agreement, Mr. Webb received options to purchase 50,000 shares of common stock of Riddell with a per share exercise price of $5.44 and "special options" to purchase an additional 347,760 shares at a per share exercise price of $3.80. Upon termination of Mr. Webb's employment (1) by Riddell without cause, as defined in Webb's agreement, (2) by Mr. Webb with good reason, as defined in Webb's agreement, or (3) as a result of a change in control, as defined in Webb's agreement, Mr. Webb will receive continued payments of base salary for the longer of the remainder of the term of the agreement and one year, or two years if as a result of a change of control, as well as other benefits. Mr. Webb is subject to a non-competition covenant generally for a period of two years following the termination of his employment for any reason. Pursuant to his employment agreement, Mr. Webb agreed to become a party to the Shareholders' Agreement to which Messrs. Mauer, Nederlander, Toboroff and McConnaughy are parties.

    In connection with the acquisition of Varsity Spirit Corporation, Riddell also entered into an employment agreement with Mr. W. Kline Boyd effective June 1997. This agreement has a two year term and provides that Mr. Boyd will serve as Senior Vice President and General Manager - Varsity Spirit Fashions, with a base salary of $125,000. Mr. Boyd shall be eligible to receive bonuses at the Board's discretion. Mr. Boyd also received certain options to purchase shares of Riddell common stock and "special options" to purchase an additional 36,990 shares at a per share exercise price of $3.80. If Mr. Boyd's employment is terminated by Riddell other than due to death, disability or for Cause (as defined in the employment agreement), he will receive continued payments of base salary for six months following termination. Mr. Boyd is subject to a non-competition covenant generally for a period of two years following the termination of his employment for any reason.

    Riddell entered into an employment agreement with Mr. Groelinger effective March 1996 in connection with his joining Riddell as Chief Financial Officer. The agreement provides for an annual base salary of $180,000 and a guaranteed minimum bonus for 1996 of $25,000. Thereafter, bonuses will be a percentage of his salary, with a target of 40%. Pursuant to the Agreement, Mr. Groelinger was granted a ten-year option to purchase 65,000 shares of Riddell's common stock at an exercise price of $4.63 per share. The agreement is immediately terminable for cause, as defined in Mr. Groelinger's agreement, presently expires, unless renewed, in March 2002. The agreement provides, generally, that if Mr. Groelinger's employment is terminated other than for cause he will be paid no less than one year's salary, or two years' salary in the event termination arises in connection with a change of control, as defined in Mr. Groelinger's agreement, plus a pro rata portion of his bonus through the date of termination. In addition, his stock options become immediately exercisable for one year to the extent then vested.

    The stock options granted to Messrs. Mauer, Webb and Groelinger in connection with their employment become immediately exercisable in the event a change of control of Riddell occurs.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

    Mr. McConnaughy is a member of Riddell's Board of Directors and its Compensation and Audit Committees and a member of a group of stockholders who may be deemed to beneficially own and exercise control over approximately 52% of Riddell's outstanding Common Stock as of March 1, 2000. See "Security Ownership of Certain Beneficial Owners and Management."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1994 Riddell granted a common stock purchase warrant to a limited partnership owned in part by Messrs. Nederlander, Toboroff and McConnaughy to purchase 150,000 shares of our common stock in consideration for the extension of a note in the amount of $2,000,000 issued by the partnership in favor of Riddell. In August 1995 certain of the original partners withdrew from the partnership, and Messrs. Cougill (no longer employed by the Company), Mauer, McConnaughy, Nederlander and Toboroff or entities controlled by them acquired their interests in the warrant.

    In 1998, based on a resolution of the Compensation Committee with Mr. McConnaughy abstaining, Riddell allowed the holders of the warrant to effect a cashless exercise of the warrant, in effect accepting shares issuable upon exercise as payment for the exercise based on per share value one-eighth of a point higher than the quoted market value. As a result, 42,362 shares of common stock were issued in exchange for the 150,000 share warrant based on an exercise price of $2.96 per share and an exchange price of $4.125 per share. The exchange price of $4.125 per share was set on a date when the quoted market price of a share of common stock was $4.00.

    On February 25, 2000, Riddell entered into a nine (9) year six (6) month sublease with a company owned and controlled by Riddell's chairman, Mr. Robert Nederlander. Pursuant to the sublease, Riddell will pay a base rent of approximately $117,000 per annum which will rise to approximately $138,000 per annum during the term of the sublease. Riddell will also pay our pro rata share (approximately 33%) of operating expenses during the term of the sublease. Riddell paid $175,000 upon the execution of the sublease, which represents Riddell's pro rata share of the build out expenses relative to the sublease. Management believes that the terms of the sublease are at least equivalent to what Riddell could reasonably expect to receive from an unrelated third party.

                             COMPARATIVE PERFORMANCE

    The following graph shows a comparison of cumulative total returns for Riddell, the AMEX Market Index and an index of peer companies selected by us for the five-year period from January 1, 1995 to December 31, 1999. In accordance with the rules of the U. S. Securities and Exchange Commission, this comparative performance information is not intended to be "filed" or "soliciting material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated by reference into any other filing by Riddell with the Commission.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                              RIDDELL SPORTS INC.,
                      AMEX MARKET INDEX AND SIC CODE INDEX




                               [GRAPHIC OMITTED]


                         1994      1995      1996      1997      1998      1999
                         ----      ----      ----      ----      ----      ----

Riddell Sports Inc.     100.00    156.25    231.25    250.00    281.25    171.88
AMEX Market Index       100.00    128.90    136.01    163.66    166.44    201.27
SIC Code Index          100.00     90.10     88.10     86.28     37.58     47.54



                      Assumes $100 invested January 1, 1995

    The graph compares the performance of Riddell, the AMEX Market Index and an index of companies in the sporting and athletics goods industry having the same SIC Code as Riddell (SIC Code 3949-Sporting and Athletic Goods), with the investment weighted on market capitalization at the beginning of each period for which a return is indicated. The total returns presented assume the reinvestment of dividends, although dividends have not been declared on Riddell's common stock. All indexes were obtained through Media General Financial Services, and are the same indices we used in our Proxy Statement dated April 19, 1999.

                 THE RIDDELL SPORTS INC. 1991 STOCK OPTION PLAN
                           AND 1997 STOCK OPTION PLAN

Our 1991 Stock Option Plan and 1997 Stock Option Plan

Introduction

    Riddell maintains two stock option plans: the 1991 Riddell Sports Inc. Stock Option Plan and the 1997 Riddell Sports Inc. Stock Option Plan pursuant to which there are 195,650 shares of common stock available for grant of options as of March 1, 2000. Riddell has granted an aggregate of 2,719,850 shares of common stock under options and stock grants made in accordance with the 1991 Plan and 1997 Plan as of March 1, 2000, net of past grants canceled or expired.

1991 Stock Option Plan

    Riddell's Board of Directors adopted the 1991 Stock Option Plan, which was approved by Riddell's stockholders, to attract and retain qualified management. Options to acquire an aggregate of 1,415,500 shares of common stock were originally reserved for issuance under the 1991 Plan.

    Under the 1991 Plan, options may be granted from time to time to key employees, including officers, directors, advisors and independent consultants to Riddell or to any of its subsidiaries. The 1991 Plan is administered by the Board of Directors, which may empower a committee of directors to administer the 1991 Plan. If such committee is appointed, it may exercise all of the powers of the Board in relation to the 1991 Plan. The Board is generally empowered to interpret the 1991 Plan, to prescribe rules and regulations relating thereto, to determine the terms of the option agreements, to amend them with the consent of the optionee, to determine the employees to whom options are to be granted, and to determine the number of shares subject to each option and the exercise price thereof. Options granted under the 1991 Plan may be designated as incentive stock options ("ISOs") or nonqualified stock options ("NQSOs"). The per share exercise price for ISOs granted to directors, officers and employees may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of such fair market value if the optionee owns more than 10% of the common stock of Riddell), and for NQSOs, not less than 85% of fair market value on the date the NQSO is granted. Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of Riddell, or at the discretion of the Board, Riddell may loan some or all of the purchase price to the optionee.

    In the discretion of the Board, NQSOs may be exercisable immediately and need not terminate upon termination of the optionee's relationship with Riddell, and the Board may amend the terms and provisions (other than the option price) of any NQSOs. Options could be exercisable for a term which may not be less than one year or greater than ten years from the date of grant. ISOs are not transferable other than by will or by the laws of descent and distribution. NQSOs may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. In the event of a change in control or certain other basic changes in Riddell, in the Board's discretion, each option may become fully and immediately exercisable. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative. The Board may decrease the exercise price of outstanding options to the fair market value of the common stock on the date the Board resolves to decrease such price.

    Options granted pursuant to the 1991 Plan may be designated as ISOs, with the attendant tax benefits provided under Sections 421of the Internal Revenue Code of 1986, as amended. Accordingly, the 1991 Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the common stock subject to ISOs becoming exercisable for the first time by an employee during any calendar year (under all stock option plans of Riddell and its subsidiaries) may not exceed $100,000.

    Each Company director other than any director who is also a Chief Executive Officer, President, Executive Vice President or Senior Vice President of Riddell or any of its subsidiaries will receive an option to acquire 7,500 shares of common stock each year. In addition, each such individual (other than current directors) will receive an option to acquire 15,000 shares of common stock upon becoming a member of the Board of Directors and, after the first anniversary of his joining the Board, the annual grant of an option to acquire 7,500 shares concurrently with the grants to the other directors. All such directors' options will become exercisable in full on the first anniversary of the date of grant will have an exercise price equal to the fair market value of the common stock on the date of grant, which will be the closing price of the common stock on the date of each Annual Meeting of Stockholders. In order for the compensation in respect of options granted in the future under the 1991 Plan to be deductible to Riddell as "performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the 1991 Plan limits the number of shares of common stock with respect to which options may be granted to any individual in any year to no more than 150,000.

    The Board may modify, suspend or terminate the 1991 Plan, provided however, that certain material modifications affecting the 1991 Plan must be approved by the stockholders, and any change in the 1991 Plan that may adversely affect an optionee's rights under an option previously granted under the 1991 Plan requires the consent of the optionee.

General Description of 1997 Stock Option Plan

    Under the 1997 Plan a maximum of 1,500,000 shares of common stock has been reserved for issuance, subject to equitable adjustment upon the occurrence of any stock dividend, stock split, recapitalization, combination or exchange of shares.

    Unless otherwise determined by the Board of Directors of Riddell, the 1997 Plan shall be administered by a committee appointed by the Board ("Compensation Committee"), which shall consist of two or more members of the Board who are "outside directors" within the meaning of section 162(m) of the Code. The Compensation Committee may, in its discretion, delegate to a subcommittee its duties, including the grant of stock options or other stock-based awards. The full Board shall also have the authority, in its discretion, to grant stock options or other stock-based awards under the Plan and to administer the Plan. For all purposes under the Plan, any entity which performs the duties described, shall be referred to as the "Committee." The Committee shall have full authority, subject to the provisions of the 1997 Plan, among other things, to determine the persons to whom options or other stock-based awards will be granted, to determine the exercise price of the stock options and to prescribe, amend and rescind rules and regulations relating to the 1997 Plan.

    Grants of stock options or other stock-based awards may be made under the 1997 Plan to selected employees, directors (including directors who are not employees) and consultants of Riddell and its present or future affiliates, in the discretion of the Committee. Stock options may be either ISOs or NQSOs. The exercise price of an NQSO may be above, at or below the fair market value per share of common stock on the date of grant; the exercise price of an ISO may not be less than the fair market value per share of common stock on the date of grant.

    The 1997 Plan also provides for automatic grants of stock options (with an exercise price equal to the fair market value of a share of common stock on the date of grant) to each member of the Board of Directors of Riddell who is not a Chief Executive Officer, President, Senior Vice President or Executive Vice President of Riddell or its subsidiaries ("Eligible Directors"). Except as otherwise determined by the Committee, options to purchase 15,000 shares of common stock will be automatically granted to Eligible Directors upon commencement of their service on the Board of Directors, except with respect to Eligible Directors serving on the date of the 1997 annual stockholders meeting. Thereafter (and in each case except as otherwise determined by the Committee), Eligible Directors are granted an option to purchase 7,500 shares of common stock on the date of each subsequent annual meeting of stockholders (unless such Eligible Director has received an initial option grant less than one year prior to the date of such meeting).

    In view of the fact that each of the 1991 Plan and 1997 Plan provides certain directors with fixed automatic grants of options to acquire shares of Riddell's common stock, the Board of Directors has resolved that the total number of shares underlying options required to be granted to each eligible director shall not be duplicated.

    Options automatically granted to Eligible Directors become exercisable as to all shares on the first anniversary of the date of grant or on the retirement of the Eligible Director from the Board of Directors, whichever is first. Options automatically granted to Eligible Directors expire on the earliest of (I) the tenth anniversary of the date of grant, (ii) the second anniversary of the termination of the Eligible Directors' service on the Board of Directors for reasons other than cause, or (iii) thirty days after the termination of the Eligible Directors' service on the Board of Directors for Cause (as defined in the 1997 Plan).

    No person may be granted stock options under the 1997 Plan representing an aggregate of more than 900,000 shares of common stock during 1997 and representing an aggregate of more than 500,000 shares of common stock during any subsequent calendar year. Stock options shall be exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable agreement. The exercise period shall be determined by the Committee; provided, however, that in the case of an ISO, such exercise period shall not exceed ten (10) years from the date of grant of such ISO.

    Except to the extent the Committee provides otherwise, in the event that the employment of a grantee shall terminate (other than by reason of death or disability), all stock options that are not exercisable at the time of such termination shall terminate and all stock options that are exercisable at the time of such termination may be exercised for a period of three months immediately following such termination (but in no case after the stock options expire in accordance with their terms). Except to the extent the Committee provides otherwise, in the event that the employment of a optionee shall terminate by reason of death or disability, all stock options that are not exercisable at the time of such termination shall terminate and all stock options that are exercisable at the time of such termination may be exercised for a period of one year immediately following such termination (but in no event after the stock options expire in accordance with their terms). In the event of a change in control or certain other basic changes in Riddell, in the Board's discretion, each option may become fully and immediately exercisable.

    The Committee may also grant other stock-based awards under the 1997 Plan. Such stock-based awards may also be granted pursuant to any long-term incentive bonus plan Riddell may adopt in the future and will be subject to such terms and conditions as the Committee may determine.

    Except to the extent the Committee provides otherwise, stock options granted under the 1997 Plan shall not be transferable otherwise than by will or by the laws of descent and distribution. The 1997 Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part; provided that, unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the 1997 Plan to continue to comply with Section 162(m) of the Code or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. In addition, no amendment may be made which adversely affects any of the rights of a optionee under any award theretofore granted, without such grantee's written consent.

Certain Federal Income Tax Consequences of Options Granted Under Each Of The 1991 Plan And 1997 Plan

    The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to grants of stock options under each of the 1991 Plan and 1997 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign incomeand other tax consequences.

    An optionee will not recognize any taxable income upon the grant of a NQSO and Riddell will not be entitled to a tax deduction with respect to the grant of a NQSO Upon exercise, the excess of the fair market value of a share of common stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. Riddell generally will be entitled to a tax deduction at such time in the amount of such ordinary income.

    In the event of a sale of a share of common stock received upon the exercise of a NQSO any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than one year.

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option and Riddell will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to Riddell, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by Riddell or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below. The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee's "alternative minimum taxable income."

    A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and Riddell will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by Riddell.

    If an optionee uses previously acquired shares of common stock to pay the exercise price of an option, the optionee would not ordinarily recognize any taxable income to the extent that the number of new shares of common stock received upon exercise of the option does not exceed the number of previously acquired shares so used. If nonrecognition treatment applies to the payment for option shares with previously acquired shares, the tax basis of the option shares received without recognition of taxable income is the same as the basis of the shares surrendered as payment. In the case of an ISO, if a greater number of shares of common stock is received upon exercise than the number of shares surrendered in payment of the option price, such excess shares will have a zero basis in the hands of the holder. Where a NQSO is being exercised, the option holder will be required to include in gross income (and Riddell will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the option is exercised less any cash paid for the shares. Moreover, if the stock previously acquired by exercise of an ISO is transferred in connection with the exercise of another option whether or not an incentive stock option, and if, at the time of such transfer, the stock so transferred has not been held for the holding period required in order to receive favorable treatment under the rules governing ISO, then such transfer will be treated as a disqualifying disposition of the shares so transferred.

               AMENDMENT TO RIDDELL'S CERTIFICATE OF INCORPORATION

    In 1996 Riddell's stockholders approved amending Article 4 of Riddell's certificate of incorporation to increase the number of authorized shares of common stock from 21,000,000 to 40,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 5,000,000. However, when filing the 1996 amendment with the State of Delaware, certain language that was already contained in the certificate of incorporation was inadvertently deleted. That language provided for the issuance of so-called "blank check" preferred stock by the Board of Directors; i.e. the right of the Board of Directors, without any further stockholder approval, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each such series, any or all of which may be greater than the rights of the common stock.

    Riddell is now seeking to amend Article 4 simply to add back the exact language to Article 4 that was inadvertently deleted by Riddell in 1996, and provide the Board of Directors with the authority that it previously had to issue "blank check" preferred stock.

    Preferred stock is issued by companies for a variety of purposes, including the raising of private equity capital from institutional and venture investors. Riddell cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Board determines the specific rights of the holders of such preferred stock. However, effects on the holders of common stock might include, among other things, restricting dividends on a common stock, deleting the voting power of the common stock if a class or series of the preferred stock were given super voting rights, and paring the liquidation rights of the common stock and delaying or preventing a change of control of Riddell without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

    Article 4 of Riddell's certificate of incorporation currently reads as follows:

    "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is FORTY- FIVE MILLION (45,000,000) consisting of (i) Forty Million (40,000,000) shares of Common Stock, par value $.01 per share, and
(ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share."

    The Board is proposing deleting Article 4 in its entirety and replacing it with the following:

    "FOURTH: The total number of shares stock which the Corporation shall have authority to issue is FORTY- FIVE MILLION (45,000,000) consisting of (i) Forty Million (40,000,000) shares of Common Stock, par value $.01 per share, and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share.

    The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock and of the Common Stock are as follows:

         A.  Preferred Stock.
             ---------------

                    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution or resolutions for the issuance of the Preferred Stock. The Preferred Stock may be issued either as a class without series, or as so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term "Preferred Stock" is used in this Article FOURTH, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both, unless the context shall otherwise require. There is hereby expressly granted to the Board of Directors of the Corporation authority, subject to the limitations provided by law, the right to fix the voting powers, designations, preferences, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each series of such Preferred Stock, in the resolution or resolutions adopted by the Board of Directors providing for the issue of such Preferred Stock.

                    The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

                    1.  The designation of the series;

                    2.  The number of shares initially constituting such series;

                    3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

                    4. The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and, (i) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (ii) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

                    5. Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under conditions and at different redemption dates;

                    6. The amount payable on the shares of such series in the event of the dissolution of, or upon any distribution of, or upon any distribution of the assets of, the Corporation;

                    7. Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustment to be made in connection with such conversion or exchange;

                    8. Whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more or less than one vote per share;

                    9. Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

                    10. Whether or not a sinking fund shall be provided for the redemption of the shares of such series and if such a sinking fund shall be provided, the terms and conditions thereof; and

                    11. Any other powers, preferences and relative,
                        participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

                  B.    Common Stock.
                        ------------

                        1.   Subject to the rights of the preferred
                             stockholders, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion, from time to time, out of any funds or assets of the Corporation lawfully available for the payment of such dividends.

                        2. In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in a distribution of its assets to its stockholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

                        3. For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or substantially all of the assets of the Corporation, or any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

                        4. Except as otherwise expressly provided by law or in a resolution of the Board of Directors providing voting rights to the holders of the Preferred Stock, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof."

                                      * * *

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL
             OF THE AMENDMENT RIDDELL'S CERTIFICATE OF INCORPORATION

                                      * * *

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Grant Thornton LLP have been the principal accountants of Riddell during the calendar year ended December 31, 1999 and have been selected as Riddell's principal accountants for the current calendar year, subject to ratification by the stockholders. A representative of Grant Thornton LLP will be present at the Annual Meeting, with an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

   If, prior to the next Annual Meeting of Stockholders, such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the next Annual Meeting will be subject to stockholder approval at such meeting.

   Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting of Stockholders and entitled to vote on this item is required to ratify the selection of Riddell's independent auditors.

                                      * * *

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE
           RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

                                      * * *

                       SUBMISSION OF STOCKHOLDER PROPOSALS

   Riddell currently anticipates holding next year's Annual Meeting of Stockholders on or about June 1, 2001. Accordingly, any stockholder desiring to submit a proposal for action at the next Annual Meeting of Stockholders which the stockholder desires to be presented in Riddell's Proxy Statement with respect to such meeting should submit such proposal to David Groelinger, Chief Financial Officer, 50 East 42nd Street, Suite 1808, New York, NY 10017, no later than January 15, 2001.

                                  OTHER MATTERS

   Other than as set forth in this proxy statement, within a reasonable time before the commencement of this solicitation, the Board of Directors did not know of any other business constituting a proper subject for action by the stockholders to be presented at the Annual Meeting. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

   The proxies named in the enclosed form of proxy and their substitutes, if any, will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

   A list of stockholders of record of Riddell as of April 14, 2000 will be available for inspection by stockholders during normal business hours from May 15, 2000 to May 16, 2000 at the offices of Riddell, 42 East 50th Street, Suite 1808 New York, New York 10017.

   In addition to soliciting proxies by mail, Riddell may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of Riddell, or by anyone or more of the foregoing means. Riddell will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of Riddell's shares. All expenses in connection with such solicitation are to be paid by Riddell.

                                       By Order of the Board of Directors

                                       Robert E. Nederlander
                                       Chairman of the Board

Dated: April __, 2000

                            RIDDELL SPORTS INC. PROXY

                  Annual Meeting of Stockholders - May 16, 2000

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE PROPERLY MARKED AND EXECUTED BY THE UNDERSIGNED STOCKHOLDER THIS WILL BE VOTED FOR ALL PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS.

   The undersigned hereby appoints each of Robert E. Nederlander and David M. Mauer, each with full power to act without the other, and with full power of substitution as the undersigned or any attorneys and proxies of the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Riddell Sports Inc., to be held at the 14th Floor Board Room at The American Stock Exchange, 86 Trinity Place, New York, New York on Tuesday, May 16, 2000 at 11:30 a.m., local time, or at any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items set forth below.

1.   ELECTION OF DIRECTORS.


     |_| FOR all nominees below (except as marked to the contrary      |_| WITHHOLD AUTHORITY to vote for
         to vote for all nominees below)                                   nominees below



     NOMINEES: Robert E. Nederlander, Leonard Toboroff, David M. Mauer, Jeffrey
               G. Webb, John McConnaughy, Don R. Kornstein , Jr., Glenn E. ("Bo") Schembechler, and Arthur N. Seessel, III

INSTRUCTION:   To withhold authority to vote for any nominee, write that
               nominee's name in the space below.

               -----------------------------------------------------------------

2. TO APPROVE THE AMENDMENT TO RIDDELL'S CERTIFICATE OF INCORPORATION TO PROVIDE RIDDELL WITH THE ABILITY TO ISSUE "BLANK CHECK" PREFERRED STOCK.

                |_|  FOR              |_|  AGAINST                |_|  ABSTAIN

                ----------------------------------------------------------------

3. TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2000 CALENDAR YEAR.

                |_|  FOR              |_|  AGAINST                |_|  ABSTAIN

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    ---------------------------------------------------------------------

                                         Dated _______________________, 2000


                                         ------------------------------------
                                         Signature

                                         -------------------------------------
                                         Signature if held jointly


                                         PLEASE MARK, SIGN, DATE AND RETURN THIS
                                         PROXY CARD PROMPTLY USING THE ENCLOSED
                                         ENVELOPE.